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                                                                    EXHIBIT 8.1

, 1999




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

                  We have been requested by El Sitio, Inc. (the "Company"), a British Virgin Islands company, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form F-1 (Registration Number 333-o), with respect to the registration of 8,200,000 shares (the "Shares") of the Company's common shares, par value [$0.01] per share.

                  We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Registration Statement has become effective under the Securities Act of 1933, when the Shares have been qualified as required under the laws of those jurisdictions in which they are to be issued and sold and when the Shares have been sold, issued and paid for in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable to the Company on the Shares).

                  It is our opinion that the discussion of tax law set forth under the heading "Taxation-British Virgin Islands Tax Considerations" in the prospectus included in the Registration Statement is accurate as of the date hereof in all material respects.

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Securities and Exchange Commission
(,1999
Page 2





                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" and under the caption "Taxation-British Virgin Islands Tax Considerations."



                                            Yours faithfully,




                                            CONYERS DILL & PEARMAN